[OMNI LOGO]                       NEWS RELEASE                      Nasdaq: OMNI
--------------------------------------------------------------------------------
      4500 NE Evangeline Thwy - Carencro, LA 70520 - Phone - 337-896-6664 -
                                Fax 337-896-6655

FOR IMMEDIATE RELEASE                                                  NO. 04-35

FOR MORE INFORMATION CONTACT: G. Darcy Klug, Executive Vice President
PHONE: (337) 896-6664


                   OMNI AMENDS REDEMPTION TERMS OF DEBENTURES

       Change Permits Early Extinguishment of 6.5% Convertible Debentures


         CARENCRO, LA - OCTOBER 12, 2004 - OMNI ENERGY SERVICES CORP. (NASDAQ
NM: OMNI) announced today it has entered into an Amendment and Conditional Waiver Agreement, dated October 8, 2004, with Manchester Securities Corporation, Provident Premier Master Fund, Ltd., Gemini Master Fund, Ltd. and Portside Growth and Opportunity Fund, the holders of the Company's 6.5% Subordinated Convertible Debentures. The Amendment permits the Company to extinguish the debentures on or prior to November 15, 2004. The Amendment also permits the Company to obtain financing and incur indebtedness senior to the debentures to fulfill its obligations under the Amendment if, simultaneously with the closing of such financing, the debentures are paid in full.

         Under the terms of the Amendment, the holders granted the Company the right to pre-pay in cash all, but not less than all, of the outstanding 6.5% Subordinated Convertible Debentures held by each holder on or prior to 5 p.m., Eastern Standard Time, on November 15, 2004. The agreed upon redemption price is equal to the then outstanding principal of, and accrued and unpaid interest and penalties, if any, on the debentures held by such holder. In exchange for such right, the Company has agreed to allow the holders of the debentures to convert $2,000 of the principal amount of the second debentures into 200,000 shares of the Company's common stock at a revised conversion price of $0.01 per share.

         Headquartered in Carencro, LA, OMNI Energy offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and through its aviation division, transportation services to oil and gas companies operating in the shallow, offshore waters of the Gulf of Mexico. The company provides its services through several business units:
Seismic Drilling, Aviation, Permitting, Seismic Survey and Environmental. OMNI's services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

         Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks associated with OMNI's dependence on activity in the oil and gas industry, labor shortages, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, completion of strategic transactions under consideration by OMNI, the Company's ability to redeem the debentures as described herein, and other risks detailed in the Company's filings with the Securities and Exchange Commission.